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                                                                     EXHIBIT 8.2

                              Clifford Chance Punder






Infineon Technologies AG
St.-Martin-Strasse 53
D-81541 Munich


As Issuer


                                                                 March 5, 2002





Ladies and Gentlemen:

We have acted as German tax advisors to Infineon Technologies AG (the "Issuer") in connection with a potential offer for sale of ordinary shares (in the form of American Depositary Shares or ordinary shares) and debt securities (the "Offered Securities") with an aggregate initial offering price or principal amount of up to Euro 1,500,000,000 (the "Offer").

This opinion is given in connection with the prospectus (the "Prospectus") for the registration statement on Form F-3, (the "Registration Statement"), which was filed by the Issuer with the Securities and Exchange Commission on March 5, 2002, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder (the "Rules").

In this connection, we have examined and we are familiar with originals or copies, certified or otherwise identified to our satisfaction of the Registration Statement and the Prospectus together the "Documents"). We have not reviewed any of the agreements in relation to the Offer and we were not involved in the negotiations of the terms or the preparation of such agreements. In rendering the opinion expressed herein, we have relied solely upon a review of the Documents and have made no independent verification of the factual matters set forth in the Documents or the reasonableness of any statements of opinion contained in the Documents or the reasonableness of any statements of opinion contained in the Documents or in any other offering material relating to the Offered Securities, or that no facts have been omitted therefrom. Accordingly, no opinion is given as to matters of fact and it is assumed that there are no facts which would affect the conclusions in this opinion.

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                                                                            -2-


 1. In rendering this opinion, we have relied upon, without independent verification, the following ASSUMPTIONS:

 1.1 that the Documents describe accurately all relevant agreements and legal relationships in relation to the Offer; and

 1.2 that there are no other agreements or legal relationships than those described in the Documents which would expand, modify or otherwise affect the respective rights, duties or obligations of the Issuer, any holder of the Offered Securities or any other person or entity, which have an effect on the opinion rendered herewith.

 2. On the basis of and in reliance upon the forgoing examination, inquiries and assumptions, and such other matters of fact and upon the examination of such other questions of law we have deemed appropriate, and subject to the exceptions, qualifications and limitations contained herein, we are of the OPINION that:

      The statements set forth in the Prospectus under the caption "Taxation - Taxation in the Federal Republic of Germany" in so far as they purport to constitute a summary of German tax law, fairly summarize the position under applicable German tax law and are correct in all material respects.

 3.   This opinion is subject to the following QUALIFICATIONS:

 3.1 This opinion is based on the facts existing on the day hereof of which we are aware and the opinion set forth herein shall not be deemed to relate to facts and conditions prevailing, or laws and regulations in effect at any time after the date hereof.

 3.2 We do not purport to be experts in any laws other then the tax laws which are in force in Germany on the date hereof. We express no opinion as to any tax laws other than the present tax laws of the Federal Republic of Germany ("Germany"). We have made no investigation of the laws of the United States of America or any other jurisdiction except Germany as a basis for this opinion and do not express or apply any opinion thereon. We have assumed that there is nothing in the laws of such jurisdictions or of any other place which affects this opinion.

 3.3 We have not been asked to render and do not express any opinion or advice regarding the tax consequences to any particular person, including without limitation whether any alternative structures or investments to those referenced herein may provide more beneficial tax treatment to any party in any jurisdiction. The description of the German tax treatment of the Offered Securities in the Prospectus represents only a summary of the provisions of German tax laws which, due to its summary character, does not cover all details and tax exemptions which may apply in specific case.




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                                                                            -3-


3.4 This opinion does not include any statement on the validity or enforceability of any agreement or legal relationship with relation to the Offer nor of the Offer itself.

3.5 We express no opinion on the commercial value of the Offer nor on the accuracy of any part of the Documents other then the one referred to in section 2 above.

This letter and the opinion expressed herein are rendered solely to you and for your exclusive use and reliance, and they may not be relied upon by any other person or entity for any purpose, nor may they be distributed, nor their contents communicated to any third party without our prior written consent. We consent to the filing of this opinion as an exhibit to part 2 of the Prospectus.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

This letter and the opinion expressed herein are issued under and shall be interpreted and applied solely in accordance with the laws of Germany. The courts in Frankfurt am Main, Germany, shall have exclusive jurisdiction regarding any disputes arising under or in accordance with this letter or the opinion expressed herein.




Very truly yours





CLIFFORD CHANCE PUNDER